Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Milacron Holdings Corp. 2015 Equity Incentive Plan, as Amended and Restated of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of Milacron Holdings Corp. and the effectiveness of internal control over financial reporting of Milacron Holdings Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

August 2, 2018